UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 21, 2006

Date of Report (Date of earliest event reported)

PORTAL SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25829	77-0369737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 South De Anza Boulevard Cupertino, CA	95014
(Address of principal executive offices)	( Zip Code)

(408) 572-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2006, the Board of Directors of Portal Software, Inc. (the “Company”) approved amendments to the stock option agreements (each an “Amendment” and collectively, the “Amendments”) for each of Jerome M. Behar, Robert T. Bond, Robert K. Eulau, John E. Little, J. David Martin and Karen M. Riley (collectively, the “Departing Directors”), who were directors of the Company. As described more fully below, on June 22, 2006, the Departing Directors resigned as directors of the Company.

The Company is not current with its reports and filings with the Securities and Exchange Commission (the “Commission”), and as a result, the Form S-8 registration statement filed by the Company with respect to the Company’s 1999 Stock Option Plan (the “Plan”) is not effective and the Company is generally unable to issue any shares of common stock upon the exercise of an option.

Pursuant to the Merger Agreement (as defined below), all options outstanding immediately prior to the Merger (as defined below) will be assumed by Oracle Corporation (“Oracle”) and Oracle has agreed to file a Form S-8 registration statement with respect to all assumed options and the shares of its common stock issuable upon the exercise of such options.

Due to the Company’s ineffective Form S-8 registration statement, the Departing Directors are unable to exercise their stock options. The stock option agreements in effect prior to the Amendments provided that the optionee had a period of three months after such optionee’s service to the Company ceased in order to exercise his or her options. In order to permit the Departing Directors to exercise their options in the event that Oracle’s applicable registration statement is not effective within three months after their resignations, the Board of Directors of the Company (the “Company Board”) approved the Amendments to extend the post-termination exercise period.

The Amendments provide that each of the Departing Directors’ options will remain exercisable until the earlier of (i) December 31, 2006, or (ii) 30 days after the date the Company (or any successor to the Company) has in effect a valid and proper registration statement under the Securities Act of 1933, as amended, covering the shares of common stock issuable pursuant to the options, subject to any earlier termination of the option as provided for in the Plan. The Departing Directors’ stock option agreements were not amended in any other respect.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the Amendments, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.01 Changes in Control of Registrant.

As previously disclosed, on April 11, 2006, the Company, Oracle Systems Corporation (“Parent”) and Potter Acquisition Corporation (“Offeror”), a wholly-owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, Offeror offered to purchase all outstanding shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), including the associated preferred stock purchase rights (the “Rights”, and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of August 16, 2002, as amended, between the Company and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.) at a price of $4.90 per Share, net to the holder thereof in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 25, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

Upon the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, on Tuesday, June 20, 2006, Offeror accepted for payment approximately 32.0 million Shares, representing approximately 74% of the outstanding Shares. On June 21, 2006, Offeror commenced a subsequent offering period for all remaining untendered Shares, during which time stockholders may tender Shares for purchase at the Offer Price on the same terms and subject to the same conditions set forth in the Offer, except that Shares tendered during the subsequent offering period may not be withdrawn. Offeror will immediately accept for payment all Shares properly tendered, as they are tendered, during the subsequent offering period and will pay the tendering stockholders promptly after acceptance. The subsequent offering period will expire at 8:00 p.m., New York City time, on Friday, June 30, 2006, unless extended by Offeror.

Based on the per Share consideration of $4.90 and the number of Shares validly tendered and accepted for payment at the end of the initial offering period, as of June 21, 2006, the value of the Shares purchased by Offeror in connection with the Offer was approximately $157.0 million. The funds used by Offeror to purchase the Shares were from cash on hand.

Pursuant to the terms and conditions of the Merger Agreement, Offeror will be merged with and into the Company (the “Merger”) as soon as practicable after the expiration of the subsequent offering period (as it may be extended). If Offeror acquires at least 90% of the outstanding Shares as a result of the subsequent offering period or otherwise, the Merger will occur promptly thereafter. Otherwise, the Merger will occur promptly after the Merger Agreement is approved and adopted by the holders of a majority of the outstanding Shares (including Offeror) at a special meeting of the Company’s stockholders. In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Oracle, Parent and Offeror and Shares held by stockholders who properly perfect appraisal rights under Delaware law) will be converted into the right to receive $4.90 per share in cash, without interest. Following the consummation of the Merger, the Company will continue as the surviving corporation and be a wholly-owned subsidiary of Parent.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Merger Agreement and effective upon the acceptance for payment by Offeror of the Shares pursuant to the Offer, Parent was entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of (x) the total number of directors on the Company Board (giving effect to any directors elected by Parent pursuant to the Merger Agreement) and (y) the percentage that the number of Shares owned by Parent and Offeror (including Shares accepted for payment) bears to the total number of Shares then outstanding. On June 22, 2006, in accordance with the Company’s by-laws, the size of the Company Board was reduced to five members, the Departing Directors and David S. Labuda tendered their resignations as directors of the Company which resignations were duly accepted, and the persons designated by Parent to be directors of the Company Board, Charles E. Phillips, Jr., Safra A. Catz and Daniel Cooperman (collectively, the “Oracle Designees”), were appointed to the Company Board. On the same day, Bhaskar M. Gorti was also appointed to the Company Board. Richard A. Moran will continue to serve on the Company Board.

In addition to the foregoing, on June 22, 2006, the Company Board disbanded all its committees as well as appointed Mr. Gorti, the Company’s former Senior Vice President, Sales, Services, Marketing, Alliances and Business Development, as the Company’s Chief Executive Officer, and Mr. Labuda, the Company’s former Chief Executive Officer, as the Company’s Chief Technology Officer.

Mr. Gorti, age 39, served as the Company’s Senior Vice President, Sales, Services Marketing, Alliances and Business Development from July 2005 to June 2006, Senior Vice President Marketing, Alliances and Business Development from April 2003 to July 2005, Senior Vice President, Strategic Alliances and Business Development from November 2002 to April 2003 and Vice President, Global Alliances from June 2002 to November 2002. From March 2000 to June 2002, he served as Vice President, Global Sales and Alliances of OnDemand, Inc., a provider of relationship management software that was acquired by Chordiant Software, Inc. From November 1998 to March 2000, Mr. Gorti served as Director, Worldwide Business Development, Telecom and ISPs of Hewlett-Packard Company, a provider of enterprise systems, imaging and printing solutions and personal computing solutions and devices.

Mr. Labuda, age 43, is co-founder of the Company and served as its Chief Executive Officer and President from September 2004 to June 2006, and as a member of the Company Board from March 2005 to June 2006. He served as the Company’s Chief Technology Officer from March 1994 to September 2004 and in this role, was responsible for defining the architectural vision of the Company and managing the design and integration of new technologies into the Company’s platform-based solution. From March 1994 to March 2000, Mr. Labuda also served as the Company’s Vice President of Engineering.

The Company has not entered into an employment agreement with any of its officers. However, the Company entered into a change in control agreement with Mr. Labuda on February 9, 2005 and Mr. Gorti on November 26, 2002. Each agreement provides for severance payments to each officer totaling three times that officer’s annual base salary and target bonus compensation and for accelerated vesting of all of such officer’s then unvested options in the event that the officer is terminated without cause (or resigns in connection with a material reduction in responsibilities or compensation) within 12 months following a change in control of the Company. In addition, the

Compensation Committee, as plan administrator of the Plan, has the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company, whether by merger, asset sale, successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the Company Board by reason of one or more contested elections for board membership, with this vesting to occur either at the time of this change in control or upon the subsequent involuntary termination of the individual’s service within a designated period, not to exceed 18 months, following a change in control.

On April 11, 2006, the Company Board approved amendments to the change in control agreements for Messrs. Gorti and Labuda, which provided such amendments would be null and void and have no effect if the Merger was not consummated. Each such change in control agreement was amended to eliminate such executive officer’s ability to resign for good reason as a result of a material reduction in that executive officer’s duties and responsibilities or level of management to which that executive officer reported following the change of control, and reduce the period during which such officer would receive continued benefits following his termination from 36 months to 18 months.

Prior to the actions taken on June 22, 2006, none of the Oracle Designees was a director of, or held any position with, the Company. Messrs Gorti and Labuda do not have any family relationships with any of the executive officers and directors of the Company and have not been involved in any transactions with the Company or any of its directors, officers, or affiliates which are required to be disclosed pursuant to the rules and regulations of the Commission. Similarly, none of the Oracle Designees has been involved in any transactions with the Company which are required to be disclosed pursuant to the rules and regulations of the Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Amendment to Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTAL SOFTWARE, INC.

Date: June 26, 2006	/s/ LARRY BERCOVICH
Larry Bercovich
SVP, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Amendment to Stock Option Agreement